Severance and Change in Control Agreement
This Severance and Change in Control Agreement (the “Agreement”) is entered into as of [ ], 2022 (the “Effective Date”) by and between [ ] (the “Executive” or “you”) and BARK, Inc., a Delaware corporation (the “Company”). Certain capitalized terms are defined in Section 7.
1.Terms of Agreement. Notwithstanding anything to the contrary contained in that certain Offer Letter by and between the Executive and the Company dated as of [ ] attached hereto as Exhibit A (the “Offer Letter”), this Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied. To the extent that there are any conflicts between the terms of the Employment Agreements and this Agreement with respect to the subject matter of this Agreement, the terms of this Agreement shall apply and the Employment Agreement shall otherwise remain in full force and effect.
2.Term of Employment.
(a)Employment At Will. For the term of his or her employment under the Employment Agreement, (the “Employment”), the Executive’s Employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment. Although Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of the Executive’s employment may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company (other than the Executive). The termination of the Executive’s Employment shall not limit or otherwise affect his or her obligations under Sections 4 and/or 5 below or his or her rights under Section 3 below.
(b)Rights Upon Termination. Except as expressly provided in Section 3 below, upon the termination of the Executive’s Employment, the Executive shall only be entitled to the compensation and benefits that the Executive has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive (other than payments of accrued and vested executive benefits, if any, under the Company’s executive benefit plans).
3.Termination Benefits.
(a)General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in Section 3(b). However, Section 3(b) will not apply unless you (i) have returned all Company property in your possession, and (ii) have executed a general release of all claims (with applicable carve-out for continued indemnification, non-disparagement and other customary exceptions) (the “Release”) that you may have against the Company or persons affiliated with the Company. You must execute and return the Release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than fifty (50) days after your Separation. If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described in Section 3(b). Your obligation to provide the

Release will be waived and treated as satisfied if the Company has not delivered the initial form of Release to you within ten (10) days after your employment ends. Further, Section 3(b) will not apply if you are terminated by the Company for your willful financial misconduct with respect to the Company, including, without limitation, the commission of an act of embezzlement or fraud or any other unauthorized use of corporate funds by you in which any such case was committed with the intent to result in your substantial personal enrichment.
(b)Severance Payments. If you are subject to an Involuntary Termination, then the Company will continue to pay you your then current base salary (the “Base Salary”) for six (6) months following your Separation (the “Severance Period”). The salary continuation payments will commence on the first payroll date following expiration of the applicable revocation period of the Release provided for in Section 3(a) and thereafter on the Company’s normal payroll schedule. In the event you are subject to an Involuntary Termination in the three (3) months prior to a Change in Control, on a Change in Control or in the twelve (12) months following a Change in Control, then the Company will pay you a lump sum cash payment equal to one (1) times the sum of (A) the Base Salary plus (B) your annual target bonus, subject to execution of the Release provided for in Section 3(a). However, if the fifty (50) day period described in Section 3(a) spans two (2) calendar years, then the salary continuation payments or, if applicable, the lump sum payment, will commence or be paid on the first payroll date following expiration of the applicable revocation period in the second calendar year. The Company’s obligation to make payments during the Severance Period will cease immediately upon your material breach of the PIIA (as defined below) after being provided written notice of such breach and thirty (30) days’ opportunity to cure.
(c)Equity Awards. If you are subject to an Involuntary Termination, then for the six (6) month period following your Separation, your all of your outstanding and unvested option shares and equity awards that are subject to time-based vesting shall be 100% vested and non-forfeitable for such period. In the event you are subject to an Involuntary Termination in the three (3) months prior to a Change in Control, on a Change in Control or in the twelve (12) months following a Change in Control, then all of your outstanding and unvested option shares and equity awards that are subject to time-based vesting shall be 100% vested and non-forfeitable.
(d)COBRA. If you are subject to an Involuntary Termination and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will continue pay the same percentage of your monthly premium under COBRA, which is understood to potentially be higher than said premium for active employees, for the six (6) months following your Separation (twelve (12) months if the Involuntary Termination is in connection with a Change in Control).
(e)Accrued Rights. You will be entitled to receive the following upon termination of employment for any reason: (i) accrued and unpaid Base Salary through the date of termination of employment; (ii) reimbursement for any unreimbursed business expenses; and (iii) such employee benefits, if any, to which the Executive may be entitled under the applicable Company plans upon termination of employment.
4.Documents and Company Property. The Executive is prohibited from keeping in his or her possession in any way any correspondence, documents, other information carriers, copies thereof, and other goods made available by the Company or its affiliates to him or her (including, but not limited to, credit cards, mobile communication devices, keys, documents, handbooks, financial data, plans, USB sticks or other information carriers, access cards and laptop computer), except to the extent that this is necessary for the performance of his or her work for the Company. In any event, the Executive is obliged to immediately hand over such documents and other goods made available to him or her at the end of this Agreement or upon suspension of his or her active duties for any reason other than documents relating to his or her own employment and compensation.
5.Proprietary Information and Inventions Agreement. The Executive and the Company entered into that certain Proprietary Information and Inventions Assignment Agreement dated [ ] (the “PIIA”). The PIIA remains in full force and effect.
6.Successors.
(a)Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.
(b)Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7.Definitions. The following terms shall have the meaning set forth below wherever they are used in this Agreement:
(a)Cause. The term “Cause” shall mean:
(i)    your willful and substantial failure or neglect to follow the lawful directions of the Board which, if reasonably susceptible of cure, is not cured within fifteen (15) days after written notice to you specifying the failure or neglect;
(ii)    your intentional disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company;
(iii)    the commission by you of an act of embezzlement or fraud or any other unauthorized use of corporate funds in which any such case was committed with the intent to result in your substantial personal enrichment;
(iv)    your deliberate disregard of the written rules or policies of the Company which results in direct or indirect loss, damage or injury to the Company which is material to the Company; or
(v)    the unauthorized disclosure by you of any trade secret or confidential information of the Company that results in material harm to the Company.

(b)Change in Control. The term “Change in Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.
(c)Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
(d)Disability. The term “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity as required to perform his or her material duties (with reasonable accommodation) by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve months.
(e)Involuntary Termination. The term “Involuntary Termination” shall mean either the Executive’s (i) Termination Without Cause or (ii) Resignation for Good Reason.
(f)Resignation for Good Reason. The term “Resignation for Good Reason” means a Separation as a result of the Executive’s resignation within 12 months after one of the following conditions has come into existence without the Executive’s written consent:
(i)a decrease (in one or a series of reductions) in the Base Salary of 10% or greater;
(ii)a material diminution in the Executive’s duties, responsibilities and authorities, or any other action by the Company which results in a material diminution in such authority, duties or responsibilities;
(iii)the relocation of the Executive’s work place to a location greater than thirty-five (35) miles from the Executive’s then-existing primary place of business; or
(iv)a material breach of the Company’s obligations under this Agreement, as may be amended from time to time, or any other written agreement between the Executive and the Company.
A Resignation for Good Reason shall not be deemed to have occurred unless the Executive gives the Company written notice of the condition within ninety (90) days after the condition comes into existence and the Company fails to remedy the condition within fifteen (15) days after receiving the Executive’s written notice and the Executive resigns no later than thirty (30) days following the Company’s failure to remedy the condition giving rise to such Resignation for Good Reason.
(g)Separation. The term “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.
(h)Termination Without Cause. The term “Termination Without Cause” means a Separation as a result of a termination of the Executive’s employment by the Company without Cause and other than as a result of Disability.
8.Miscellaneous Provisions.
(a)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered via email to a Company domain email address or, following the

Separation, to the Executive’s personal email address on file with Human Resources, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b)Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Whole Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between the Executive and the Company and constitute the complete agreement between the Executive and the Company regarding the subject matter set forth herein.
(d)Tax Matters. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Code Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. In addition, if the Company determines that you are a “specified Executive” under Code Section 409A(a)(2)(B)(i) at the time of your Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence. The Company shall not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you agree not to make any claim against the Company or the Board related to tax liabilities arising from your compensation.
(e)280G Parachute Payments. If any payment or benefit that you would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any reduction shall be applied first, on a pro rata basis, to amounts that constitute deferred compensation within the meaning of Section 409A of the Code, and, in the event that the reductions pursuant to this Section 8(e) exceed payments that are subject to Section 409A of the Code, the remaining reductions shall be applied, on a pro rata basis, to any other remaining payments, first with respect to amounts payable in cash before being made in respect to any payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration. The Company’s determinations hereunder shall be final, binding and conclusive on all interested parties.
(f)Arbitration. Any controversy or claim arising out of this Agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in the State of New York. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally up to, for you, the filing fee to bring a civil action in the state courts of New York. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 8(f) does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. This Section 8(f) also does not apply to claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the PIIA).
(g)Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of New York (except its provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage or any other reason, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
(h)No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
(i)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(Signatures on following page)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.
                BARK, Inc.
Signature: _________________________________

Title: _____________________________________

Date: _____________________________________

Executive

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Date: